EXHIBIT 12

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS

                      NINE MONTHS ENDED SEPTEMBER 28, 1996

                                   (Unaudited)

                                                                     RATIO OF
                                                                    EARNINGS TO
                                                                     COMBINED
                                                                       FIXED
                                                          RATIO OF  CHARGES AND
                                                          EARNINGS   PREFERRED
                                                          TO FIXED     STOCK
(Dollar amounts in millions)                              CHARGES    DIVIDENDS
                                                          --------- -----------

Net earnings ...........................................   $  1,980    $  1,980
Provision for income taxes .............................        900         900
Minority interest in net earnings  of consolidated
 affiliates.............................................         59          59
                                                           --------    --------
Earnings before provision for income taxes and minority
 interest...............................................      2,939       2,939
                                                           --------    --------
Fixed charges:
    Interest ...........................................      5,121       5,121
    One-third of rentals ...............................        126         126
                                                           --------    --------
Total fixed charges ....................................      5,247       5,247
                                                           --------    --------

Less capitalized interest, net of amortization .........         26          26
                                                           --------    --------
Earnings before provision for income taxes and minority
 interest plus fixed charges ...........................   $  8,160    $  8,160
                                                           ========    ========

Ratio of earnings to fixed charges .....................       1.56
                                                           ========

Preferred stock dividend requirements ..................               $     56
Ratio of earnings before provision for income taxes to
 net earnings...........................................                   1.45
Preferred stock dividend on pre-tax basis ..............                     81
Fixed charges ..........................................                  5,247
                                                                       --------
Total fixed charges and preferred stock dividend
 requirements...........................................               $  5,328
                                                                       ========

Ratio of earnings to combined fixed charges and
 preferred stock dividends..............................                   1.53
                                                                       ========

For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.